Exhibit 10.2
KAYDON CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
As Amended and Restated

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TABLE OF CONTENTS
(continued)

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KAYDON CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Kaydon Corporation and certain of its related entities identified in Appendix A (individually, an Employer, or collectively, the Employers) amend and restate the Kaydon Corporation Supplemental Executive Retirement Plan (the Plan) effective October 23, 2008.
ARTICLE I
Establishment
1.1. Effective Date. This Plan was generally effective as of January 1, 1994 as to Kaydon Corporation and January 1, 1997 as to the other Employer or Employers. The Plan was amended and restated in 1997 and 1998, in both cases to reflect amendments adopted by the Board November 7, 1996, was amended and restated effective January 1, 2005 to reflect Section 409A of the Internal Revenue Code, and is now further amended and restated, effective October 23, 2008, to reflect the final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to make certain other clarifying changes.
1.2. Intent. The Plan is intended to be an unfunded deferred compensation arrangement for purposes of the Internal Revenue Code of 1986, as amended (the Code) and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA).
(a) ERISA Exemption. The Plan is provided for the benefit of a select group of management employees, is intended to result in taxation to participants only when amounts are actually received under this Plan and is intended to be exempt from the participation, funding, vesting and fiduciary requirements of ERISA.
(b) Unfunded. The Plan constitutes only a promise by each Employer to make benefit payments in the future. Participants have the status of general unsecured creditors of their Employer.
1.3. Trust. Any trust created by an Employer and any assets held by the trust to assist the Employer in meeting its obligations under this Plan will conform, in general form, to the terms of the model trust described in Rev. Proc. 92-64 as modified from time to time. Notwithstanding that general rule, however, effective January 1, 2008, no new assets may be set aside in any such trust (or any other arrangement) to fund benefits under this Plan for any Covered Employee during any Restricted Period.
(a) Covered Employee. A Covered Employee is the Chief Executive Officer of the Employer or any member of a controlled group that includes the Employer (or any individual acting in that capacity) during the taxable year, the four highest compensated officers of the Employer for the taxable year (in addition to the Chief Executive Officer), any other individuals subject to Section 16(a) of the Securities Exchange Act of 1934 for the taxable year, and any former employee of the Employer or any member of a controlled group that includes the Employer who was a Covered Employee at the time of termination of employment with the Employer or that controlled group member.

(b) Restricted Period. The Restricted Period is any period that a defined benefit plan maintained by the Employer or any member of a controlled group that includes the Employer is “at risk” as defined in Section 430(i) of the Code, any period the Employer is in bankruptcy, or the 12 month period beginning six months before the termination of any underfunded defined benefit plan maintained by the Employer or any member of a controlled group that includes the Employer.
ARTICLE II
Definitions
2.1. Accrued Benefit. A participant’s Accrued Benefit is the Retirement Benefit earned to date under the Basic form taking into account the offset of the participant’s accrued benefit under the Kaydon Corporation Retirement Plan from time to time.
(a) Calculation. The Accrued Benefit is based on the Average Monthly Compensation, Years of Vesting Service, Years of Credited Service (to a maximum of 30), the benefit formula and the remaining Plan provisions in effect at the earlier of termination of employment, cessation of Active Participation, or other earlier computation date and, for purposes of determining the accrued benefit under the Kaydon Corporation Retirement Plan, the terms of that Plan in effect from time to time.
(b) Reduction. The Accrued Benefit of a participant who receives payment of any benefits under the Plan is reduced by the Actuarial Equivalent of the payments.
2.2. Active Participant. An Active Participant is an employee of the Employer who has been designated by the Board of Directors or by the Committee of the Board of Directors as eligible to begin accruing benefits under this Plan and is identified in Appendix B.
(a) Cessation of Active Participation. An employee who becomes an Active Participant remains an Active Participant until the earlier of the date on which the Employee incurs a Separation of Service, and the date the employee is removed from this Plan by the Board of Directors or the Committee.
(b) Participation. An individual who is or was an Active Participant remains a participant until no further amounts are payable to the individual under this Plan.
2.3. Actuarial Equivalent. Actuarial Equivalence is determined under the assumptions and methods set forth in Appendix E.
2.4. Average Monthly Compensation. Average Monthly Compensation is the participant’s Average Monthly Compensation determined under the Kaydon Corporation Retirement Plan, calculated at the earlier of termination of employment, cessation of Active Participation, or other earlier computation date using the definition of Compensation contained in this Plan.
2.5. Board of Directors. The Board of Directors is the Board of Directors of Kaydon Corporation.

2.6. Compensation. Compensation is Compensation as provided in the Kaydon Corporation Retirement Plan, except that Compensation is determined without application of the Code Section 401(a)(17) Dollar Limit and the Compensation Dollar Limit of the Kaydon Corporation Retirement Plan.
2.7. Committee. The Committee is the Compensation Committee of the Board of Directors. Any members of the Committee who are employees may not receive compensation for their services to the Committee relating to this Plan.
2.8. Complying Election. A Complying Election is an election that:
(a) 2006. If made prior to January 1, 2007, applies only to amounts that would not otherwise be payable in 2006 and does not cause an amount to be paid in 2006 that would not otherwise be payable in 2006; and
(b) 2007. If made on or after January 1, 2007 and before January 1, 2008, applies only to amounts that would not otherwise be payable in 2007 and does not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.
2.9. Covered Compensation. Covered Compensation is Covered Compensation as provided in the Kaydon Corporation Retirement Plan.
2.10. Disability. Disability is the occurrence of any medically determinable physical or mental impairment that:
(a) Condition. Is expected to result in death or to last for a continuous period of not less than 12 months;
(b) Cessation of Work. Causes the individual to cease active work with the Employer;
(c) Approval. Is approved by the Board of Directors or the Committee in its discretion, based on evidence satisfactory to it; and
(d) Effect. Causes the participant to:
(i) Activity. Be unable to engage in any substantial gainful activity; or
(ii) Benefit. Receive income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.
Receipt of permanent and total disability benefits under the Social Security Act, as amended, or a finding of Disability for purposes of the Kaydon Corporation Retirement Plan may be considered by the Board or the Committee, but are not dispositive.
2.11. Disability Retirement Eligibility. Disability Retirement Eligibility is the Disability of an Active Participant who has attained age 55 (in fact or based on a deemed age determined at date of hire) and completed at least ten (10) Years of Vesting Service or ten (10) Years of Credited Service (without regard to any Additional or Discretionary Credit provided under Section 2.20(a) or (b) other than credit granted at date of hire).

2.12. Early Retirement Eligibility. Early Retirement Eligibility is the attainment of age 55 (in fact or based on a deemed age determined at date of hire) and the completion of at least ten (10) Years of Vesting Service by an Active Participant.
2.13. Employer.
(a) Except as otherwise provided in part (b) of this Section, the term Employer means Kaydon Corporation and any successor corporations. Employer shall also include affiliates and subsidiaries of Kaydon Corporation, and any successor corporations, if the Committee provides that such corporation shall participate in the Plan.
(b) For purposes of determining whether an Active Participant has experienced a Separation from Service, the term Employer shall mean the entity for which the Active Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises, and shall also include all other entities with which such entity would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable, provided that an ownership threshold of 50% shall be substituted for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (i) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (ii) Treas. Reg. § 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).
2.14. Normal Retirement Eligibility. Normal Retirement Eligibility is:
(a) General Rule. The attainment of age 65 (in fact or based on a deemed age determined at date of hire) and the completion of at least ten (10) Years of Vesting Service or ten (10) Years of Credited Service (without regard to any Additional or Discretionary Credit provided under Section 2.18(a) or (b) other than credit granted at date of hire) by an Active Participant; or
(b) Special Rule. The attainment of age 65 by an Active Participant who was first employed by an Employer after age 55.
2.15. Plan Year. The Plan Year is an annual accounting period ending each December 31.
2.16. Separation from Service. Separation from Service shall mean the Active Participant’s termination of employment with the Employer, whether voluntarily or involuntarily, as determined by the Committee in accordance with Treas. Reg. § 1.409A-1(h). An Active Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Active Participant and the Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Active Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Active Participant (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Active Participant has been providing services to the Employer for less than 36 months).

If an Active Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Active Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or if longer, so long as the Active Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and the Active Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such six-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Active Participant will return to perform services for the Employer.
2.17. Specified Employee. Specified Employee means a service provider who, at any time during the 12-month period ending on December 31 of each year (the “Identification Date”), is:
(a) Officer. An officer of the employer with annual compensation greater than $150,000 in 2008 (as adjusted for future years as provided in Section 416 of the Code);
(b) Five Percent Owner. A 5-percent owner of the Employer; or
(c) One Percent Owner. A 1-percent owner of the Employer with annual compensation greater than $150,000, in each case, to the extent that the Employer is a publicly traded company on the date of such service provider’s Separation from Service. Such a service provider is a Specified Employee for the 12-month period beginning on the first April 1 following the Identification Date and ending on March 31 of the following year.
2.18. Vested Retirement Eligibility. Vested Retirement Eligibility is the attainment of a vested interest in an Accrued Benefit. The Accrued Benefit is vested upon the earlier of:
(a) Age and Service. The attainment of age 55 while (or prior to becoming) an Active Participant and the completion of either ten (10) Years of Vesting Service or ten (10) Years of Credited Service (without regard to any Additional or Discretionary Credit provided under Section 2.19(a) or (b)); or
(b) Age. The attainment of age 65 while (or prior to becoming) an Active Participant.

2.19. Year of Credited Service. A Year of Credited Service is a Year of Credited Service determined under the Kaydon Corporation Retirement Plan, including service credited prior to participation in this Plan, except that:
(a) Additional Credit. For purposes of the Accrued Benefit once the individual attains the Eligibility requirement below and for purposes of the computation of the Normal Retirement, Early Retirement, Death, or Disability Benefit under Sections 3.1, 3.2, 3.4 and 3.5(b) only (and not for purposes of calculating the Accrued Benefit prior to the time the individual attains the Eligibility requirement below, calculating the Vested Retirement Benefit, or determining eligibility for a benefit, vesting, or any other purpose), Active Participants identified in Appendix C as potentially eligible for Additional Credit who are described in this subsection will be credited with Years of Credited Service as provided in this subsection in addition to the Years of Credited Service already credited to the participant.
(i) Eligibility. An individual is eligible for the additional credit provided in subsection (ii) if the individual attains while an Active Participant in this Plan Normal Retirement Eligibility, Disability Retirement Eligibility, or Early Retirement Eligibility and age 62, or dies while an Active Participant in this Plan with a Qualifying Spouse who is eligible for a benefit under Section 3.5(b).
(ii) Amount of Credit. The number of additional Years of Credited Service credited is equal to the Active Participant’s Years of Credited Service actually earned under the Kaydon Corporation Retirement Plan or credited under Section 3.7 of this Plan (excluding, for example, Years of Credited Service imputed under the terms of that Plan or this Plan, other than in accordance with Section 3.7 of this Plan).
(iii) Removal. An individual may be removed from the list of Active Participants identified in Appendix C as potentially eligible for Additional Credit at any time prior to the earlier of attainment of the Eligibility requirement, above, and the date which is six months prior to the time the provisions of Section 3.8 of this Plan have operated with respect to the individual. Subject to that limitation, that removal may occur in the discretion of the Board of Directors or the Committee.
(b) Discretionary Credit. The Committee also has the authority, in its complete and absolute discretion, to grant on a case by case basis additional Years of Credited Service in addition to the Years of Credited Service already credited to the participant. Any Years of Credited Service granted under this subsection (b) after October 1, 2004 other than at date of hire may be granted for purposes of the computation of the Normal Retirement, Early Retirement, Vested Retirement, Death, or Disability Benefit under Sections 3.1, 3.2, 3.3, 3.4 and 3.5(b) only (and not for purposes of determining eligibility for a benefit, vesting, or any other purpose that could have the effect of accelerating the time of payment of benefits under the Plan).

(c) Maximum. In every case, total Years of Credited Service (including any Additional Credit under subsection (a) and any Discretionary Credit under subsection (b)) are limited to 30.
(d) Limitation. Years of Credited Service are not credited under this Plan after an individual ceases to be an Active Participant in this Plan.
2.20. Year of Vesting Service. A Year of Vesting Service is a Year of Vesting Service determined under the Kaydon Corporation Retirement Plan, except that Years of Vesting Service are not credited under this Plan after an individual ceases to be an Active Participant in this Plan.
ARTICLE III
Benefits
3.1. Normal Retirement Benefit. An Active Participant who attains Normal Retirement Eligibility is entitled to the following benefit, calculated in the Basic form, payable beginning on the first day of the month following Separation from Service at or after attainment of Normal Retirement Eligibility (or later, as required by Section 4.1(d)). The benefit is one percent (1%) of Average Monthly Compensation plus fifty-eight hundredths percent (.58%) of Average Monthly Compensation in excess of Covered Compensation, multiplied by Years of Credited Service (to a maximum of 30 years), less the participant’s accrued benefit under the Kaydon Corporation Retirement Plan, calculated in the Basic Form, as if payable beginning at the same date.
3.2. Early Retirement Benefit. A participant who retires and separates from service after attaining Early Retirement Eligibility is entitled to a benefit computed in the same manner as the Normal Retirement Benefit, payable beginning on the first day of the month following the later of Separation from Service and attainment of Early Retirement Eligibility (or later, as required by Section 4.l(d)). The benefit is calculated by subtracting from the Actuarial Equivalent (determined under Appendix E) of the participant’s Accrued Benefit (calculated without the offset of the benefit under the Kaydon Corporation Retirement Plan) the participant’s actuarially adjusted benefit under the Kaydon Corporation Retirement Plan from time to time.
3.3. Vested Retirement Benefit. A participant who retires and separates from service after attaining Vested Retirement Eligibility is entitled to a benefit calculated under the formula provided in Section 3.1, calculated in the Basic form, payable beginning on the first day of the month following the later of Separation from Service and attainment of age 65 (or later, as required by Section 4.1(d)).
3.4. Disability Benefit. A participant who attains Disability Retirement Eligibility and retires due to Disability is entitled to the individual’s Accrued Benefit, payable beginning on the first day of the month following the later of Separation from Service and attainment of age 65 (or later, as required by Section 4.1(d)), calculated based on the Years of Credited Service the participant would have completed had employment continued to Normal Retirement Eligibility (with additional Years of Credited Service credited under Section 2.20(a), if applicable, based only on the individual’s actual Years of Credited Service and under Section 2.20(b), if applicable) and Average Monthly Compensation determined on the first day of the month coincident with or next following the occurrence of the Disability, reduced dollar for dollar by any benefits being received by the participant under the Employer’s long term disability insurance program (provided that program constitutes bona fide disability pay within the meaning of IRC Reg. 1.409A-1(a)(5)).

(a) Notice. A participant whose employment terminated as the result of a permanent disability must advise the Committee within sixty (60) days should payment of Social Security disability insurance benefits be discontinued.
(b) Examination. The Committee may require any participant whose employment terminated as the result of a permanent disability to provide evidence the Committee considers appropriate verifying the participant’s continued eligibility for disability benefits under this Plan.
(c) Effect of Discontinuance. If the permanent disability of a participant ceases, the Disability Benefit shall also cease and the participant shall receive no further Years of Credited Service unless, in the case of a participant receiving an unreduced Disability Benefit, the participant returns to the employ of an Employer within thirty (30) days after the cessation of disability.
(i) Special Credit. In that event, the participant shall receive Years of Credited Service for the entire period of permanent disability.
(ii) Other. If the participant does not return to the employ of an Employer within thirty (30) days after the cessation of disability, or in the case of a participant receiving a reduced Disability Benefit, the participant shall not receive any Years of Credited Service for the period of permanent disability and shall be entitled only to the benefit, if any, applicable on the date of commencement of the permanent disability, determined as if employment with the Employers had terminated as of that date.
3.5. Death Benefit. Death Benefits are payable only under this Section.
(a) Non-Eligible. If an individual dies before vesting, no benefit is payable under this Plan.
(b) Eligible Death. The Qualifying Spouse (as defined in the Kaydon Corporation Retirement Plan) of a participant who dies after vesting but before benefits are payable is entitled to the Spousal Survivor Annuity. If the Spousal Survivor Annuity is not payable, no benefit is payable under this Plan.
(i) Spousal Survivor Annuity. The Spousal Survivor Annuity is an equal monthly benefit for the Qualifying Spouse’s life equal to the Qualifying Spouse’s benefit under the Joint and Spousal Survivor form of benefits (as defined in the Kaydon Corporation Retirement Plan) (with additional Years of Credited Service under Sections 2.19(a) and 2.19(b), if applicable) less the Spousal Survivor Annuity benefit payable under the Kaydon Corporation Retirement Plan from time to time.

(ii) Payment. The Spousal Survivor Benefit is payable at the earliest time payment of the Spousal Survivor Annuity benefit under the Kaydon Corporation Retirement Plan (as it existed on December 31, 2004) could commence (based on the participant’s age in fact or a deemed age determined at date of hire) and is not payable if the spouse does not survive until the actual commencement date. The benefit is actuarially reduced as provided in Appendix E.
(c) Post-Benefit Death. The designated beneficiary of a participant who dies after benefits are payable is entitled to a continuation of payment under the elected payment form if the participant was properly receiving payments in the Joint and Spousal Survivor form, the Joint and Survivor form, or the Period Certain form.
3.6. Benefit Limitations. Notwithstanding any other provision of the Plan (except as provided in subsection (a)):
(a) Forfeiture of Vested Benefits. An individual forfeits all amounts payable under the Plan, whether or not vested and whether or not benefits have yet commenced, if the individual:
(i) For Cause. Is discharged For Cause;
(ii) Employment. Is employed other than by Kaydon Corporation, one of its wholly-owned subsidiaries or a successor, or is self-employed, in any capacity to any extent, prior to attainment of age 65, without prior written approval of the Committee or the Board of Directors; or
(iii) Compete. Is employed other than by Kaydon Corporation, one of its wholly-owned subsidiaries or a successor, or is self-employed, in any capacity to any extent, at any age, in any industry determined by the Committee or the Board of Directors in its discretion to be an industry in which Kaydon Corporation or any of its subsidiaries competes.
Subsection (ii) shall not apply if Section 3.8 operates with respect to the individual. For purposes of this Plan, discharge is For Cause if the participant, in connection with the participant’s duties as an employee of the Employer or any of its affiliates, committed a fraud or any felony, engaged in deliberate, willful or gross misconduct, or committed any other act which causes or may reasonably be expected to cause substantial injury to Kaydon or any of its affiliates. For purposes of clarification, this use of this For Cause standard for discharge affects the participant’s entitlement to benefits under this Plan only and does not generally limit the ability of Kaydon or other employer to terminate participant’s employment for any reason or for no reason at all.
(b) Receipt of Benefit. Receipt of any benefit under the Plan fully terminates the employment relationship with the Employers.
(c) Kaydon Corporation Retirement Plan Benefit. Except where Section 3.8 operates, an individual is entitled to a benefit under this Plan only if the individual has accrued a benefit under the Kaydon Corporation Retirement Plan or would have accrued a benefit under that Plan except that the individual’s Employer did not maintain that Plan.

(d) Single Benefit. A participant is eligible for only one (1) type of benefit under the Plan. The receipt of a Plan benefit during any month precludes payment of another type of benefit for the same month. Under no circumstances will the Plan pay duplicate benefits with respect to the same participant or surviving spouse benefits in excess of the actuarial present value of the benefits described in this Article III determined as of the earlier of the commencement of benefits or the date of the participant’s death.
(e) Employment After Benefit Commencement. To the extent permitted under Section 409A of the Code, benefit payments under the Plan cease and are forfeited during any period of reemployment with an Employer or a prior Employer and during any other period during which benefits under the Kaydon Corporation Retirement Plan are suspended, but only if the termination of employment immediately preceding the period of reemployment did not constitute a Separation from Service.
(f) Withholding and Payroll Taxes. Benefit payments shall be reduced as determined in the sole discretion of the Employer for any withholding for federal, state and local income, employment and other taxes required to be withheld by the Employer in connection with the benefits paid under this Plan.
3.7. Special Transfer Employee Rule. An Active Participant who is employed while an Active Participant by a subsidiary of Kaydon Corporation which does not maintain the Kaydon Corporation Retirement Plan:
(a) Service. Is credited with Years of Vesting Service and Years of Credited Service under this Plan as though the subsidiary had maintained the Kaydon Corporation Retirement Plan during the Active Participant’s employment by the subsidiary as an Active Participant; and
(b) Benefit. Receives a benefit under this Plan calculated taking that imputed service into account for purposes of this Plan. The benefit offset under this Plan is then calculated based on the greater of:
(i) Pension Benefit. The participant’s benefit under the Kaydon Corporation Retirement Plan based on the aggregate of the participant’s actual service under that Plan and imputed service under Section 3.7(a) of this Plan; or
(ii) Other Benefit. The sum of the participant’s actual benefit under the Kaydon Corporation Retirement Plan, the participant’s actual benefit under any other Kaydon Corporation or other subsidiary defined benefit plan, and the Actuarial Equivalent of the participant’s actual benefit under any other Kaydon Corporation or other subsidiary defined contribution plan.
3.8. Change in Control Override. To the extent a participant is a party to an effective Change in Control Agreement with an Employer which explicitly provides for amendment of this Plan as to the participant, upon a Separation from Service triggering the operation of that Change in Control Agreement as to the participant, except as provided in this Section 3.8, this Plan shall be deemed amended as to that participant to the extent provided in the Change in Control Agreement. Notwithstanding that general rule, the Change in Control Agreement may not amend this Plan in a manner that causes this Plan to violate Section 409A of the Code in form or operation.

ARTICLE IV
Distribution
4.1. Time and Method of Payment. Except as otherwise explicitly provided in this Plan, benefits under this Plan will be paid (other than in the case of death of the participant) in the form of payment elected by the participant in a written Complying Election made on or before December 31, 2007, or, in the case of an individual who first becomes a participant after December 31, 2007, prior to the beginning of the year in which the participant first renders service that is taken into account under this Plan, commencing on the first day of the month following eligibility for payment as provided and limited by this Plan.
(a) Automatic Change of Form. Notwithstanding the participant’s written election as provided above, to the extent permitted by regulations under Section 409A of the Code, at any time prior to the date an annuity payment has been made to the participant this Plan, the participant may elect to change an annuity form of payment previously elected by the participant to another form of annuity payment, provided that:
(i) Actuarial Equivalent. The annuities are actuarially equivalent applying reasonable actuarial assumptions;
(ii) Date of Payment. The scheduled date for the first annuity payment is not changed; and
(iii) Change of Beneficiary. The change does not affect the identity of a beneficiary in a manner that accelerates the time of payment of any benefit.
(b) Other Change of Circumstances. Once payments have begun, no method of payment may be revoked or modified, nor may the benefit be increased, by reason of a subsequent divorce or death of the spouse of a participant before that of the participant or by reason of the participant’s actual retirement after benefits have begun because of the participant’s attainment of age 70.
(c) No Acceleration. Once elected, the time and manner of payment under this Plan may not be accelerated except as permitted under Sections 4.7 and 4.8.
(d) Delay in Payment to Specified Employees. Notwithstanding any other provisions of this Plan, no payment may be made to a Specified Employee (as defined in Section 2.18) during the first six months following the Specified Employee’s Separation from Service with the Employer if the payment is due to the Specified Employee as a result of a Separation from Service with the Employer. Any such payments shall be accumulated and paid to the Specified Employee, without interest, within the fourteen calendar days following the first day of the seventh month following the date of the Separation from Service. Thereafter, the Specified Employee shall receive any remaining payments and benefits due under the Plan in accordance with the terms of this Plan (as if there had not been prior delay in payments beforehand).

(e) Subsequent Deferrals of Payment Dates. A participant may elect to defer payment of an annuity under this Plan for at least five years from the originally scheduled commencement of the annuity, so long as the election is made in writing and at least twelve months prior to the scheduled commencement of the annuity.
4.2. Method of Payment. Subject to Section 4.1, the participant may elect that benefits be paid in one (1) of the following forms:
(a) Basic. An immediate, equal monthly benefit for the participant’s life. The Basic form automatically applies if the participant does not have a Qualifying Spouse (defined as provided in the Kaydon Corporation Retirement Plan, but without the one-year of marriage requirement) and fails to adequately elect another form of payment.
(b) Joint and Spousal Survivor. An immediate, reduced equal monthly benefit for the participant’s life and, if the participant is survived by a Qualifying Spouse (defined as provided in the Kaydon Corporation Retirement Plan, but without the one-year of marriage requirement) to whom the participant is married at the date of death or who is treated as a Qualifying Spouse under a Qualified Order (also as defined in the Kaydon Corporation Retirement Plan), fifty percent (50%) of the amount continued for that spouse’s life. The Joint and Spousal Survivor form automatically applies if the participant has a Qualifying Spouse (as defined for purposes of this Plan) and fails to effectively elect another form of payment.
(c) Joint and Survivor. An immediate, reduced equal monthly benefit for the participant’s life and, if the participant is survived by an individual Designated Beneficiary (defined as provided in the Kaydon Corporation Retirement Plan), an equal (100%) or lesser (50% or 66-2/3%) amount continued for that beneficiary’s life.
(d) Period Certain. An immediate, reduced equal monthly benefit for the participant’s life, and if the participant dies before the end of a period certain of ten years, an equal amount continued to the Designated Beneficiary (or successor) for the remainder of that period certain. The ten year period certain may not be longer than the applicable life expectancy, determined without recalculation.
(e) Lump Sum. To the extent provided in a governing Change in Control Agreement or as provided here, payment of the Actuarial Equivalent of the participant’s vested Accrued Benefit within one (1) taxable year of the recipient. The participant’s entire vested Accrued Benefit will be paid to the participant in a lump sum upon the participant’s Separation from Service if the Actuarially Equivalent lump sum is less than $10,000.
Each optional form and time of payment of benefits must be the Actuarial Equivalent of the benefit payable under the Basic form. A married participant may elect a form of payment other than the Joint and Spousal Survivor form only with the written consent of the participant’s spouse.

4.3. Designation of Beneficiary. The participant must designate a beneficiary and contingent beneficiary to receive amounts payable under the Plan (other than the Spousal Survivor Annuity or the Spousal Survivor portion of the Joint and Spousal Survivor Annuity) in the event of the participant’s death. The participant must designate the same beneficiary and contingent beneficiary, respectively, applicable to the participant from time to time under the Kaydon Corporation Retirement Plan. Any non-complying designation by the participant shall be disregarded.
4.4. Claims Procedure. A participant or beneficiary, the Committee and the Board of Directors must observe the following procedures for claims to benefits.
(a) Claim. If a participant, beneficiary or legal representative asserts that a benefit which is payable has not been paid in a timely manner, the individual must file an Application for Distribution with the Committee. The Committee must grant or deny the request within ninety (90) days after receipt unless special circumstances require an extension of time. The extension must not exceed an additional ninety (90) days. The Committee must notify the applicant in writing of the extension and the reasons for the extension.
(b) Denial of Claim. If a claim is denied, the Committee must provide to the applicant a written notice containing the reason for the denial. If notice of a denial of claim or an extension of time is not received by the applicant within ninety (90) days, the claim is deemed denied.
(c) Employer Review. Within sixty (60) days after a denial is received, the applicant may request a review upon written application to the Board of Directors. The applicant may submit issues and comments in writing to the Board. The Board must make a decision on review and notify the applicant of the decision within ninety (90) days of receipt of the request for review unless circumstances require an extension of time. The extension may not exceed an additional ninety (90) days.
(i) Pre-Change in Control. Prior to a Change in Control (as defined in a Change in Control Agreement affecting a participant), except during any period of time in anticipation of a Change in Control, the Board has the duty and power in this regard to exercise discretionary authority to construe and interpret the Plan and decide all questions of eligibility for benefits. The decision of the Board upon review is final and binding on the applicant unless the applicant establishes that the decision of the Board is arbitrary and capricious.
(ii) Post-Change in Control. After such a Change in Control and during any period of time in anticipation of a Change in Control:
(A) Interpretation. The Board’s construction and interpretation of the Plan and its decisions regarding eligibility for benefits with respect to the affected participant must be reasonable and consistent with the spirit and intent of the Plan; and
(B) Standard. The decision of the Board upon review with respect to the affected participant is subject to de novo review.

4.5. Facility of Payment. A payment made under this section fully discharges the Employer and the Committee from all future liability with respect to the payment.
(a) Incapacity. If a person entitled to payment is legally, physically or mentally incapable of receiving or acknowledging payment, the Committee may direct payment: directly to the person; to the person’s legal representative; to the spouse, child or relative by blood or marriage of the person; to the person with whom the person resides; or by expending the payment directly for the benefit of the person. A payment made other than to the person is intended to be used for the person’s exclusive benefit.
(b) Legal Representative. The Committee is not required to commence probate proceedings or to secure the appointment of a legal representative.
(c) Determinations. The Committee may act upon affidavits in making any determination. The Committee, in relying upon affidavits or having made a reasonable effort to locate any person entitled to payment, is authorized to direct payment to a successor beneficiary or another person. A person omitted from payment has no rights on account of payments so made.
(d) Anti-Escheat. If the Committee cannot locate a person entitled to payment, the amount is a forfeiture which is reinstated if a claim is made within the applicable limitations period by a person entitled to payment.
4.6. Offset. The Committee shall be entitled to offset any participant’s benefit to satisfy a debt owed by the participant to an Employer, where such debt was incurred in the ordinary course of the employment relationship between the participant and the Employer, the entire amount of the offset does not exceed $5,000 in any taxable year of the Employer, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the participant. In addition, in all cases the benefit payable under this Plan is reduced by the benefit payable under the Kaydon Corporation Retirement Plan.
4.7. Distribution in the Event of Taxation. If, as a result of a failure of this Plan to meet the requirements of Section 409A of the Code, all or any portion of the participant’s benefit under this Plan becomes taxable to the participant prior to receipt of such benefit, the participant may request a distribution of assets sufficient to meet the participant’s tax liability (including additions to tax, penalties and interest), but not in excess of the amount required to be included in income as a result of the failure to comply with Code Section 409A.
(a) Calculation. Upon receipt of the request, the Employer shall distribute to the participant immediately available funds in an amount equal to the participant’s federal, state and local tax liability associated with such taxation (not to exceed the lesser of the participant’s Vested Accrued Benefit under the Plan and the amount required to be included in income as a result of the failure to comply with Section 409A).

(b) Timing. Subject to Section 4.1(d) above, the tax liability distribution shall be made within two and one-half months after the request unless the rules of Section 4.4 require a longer time for processing.
(c) Effect. The distribution shall affect and reduce the participant’s Accrued Benefit and the benefits to be paid under this Plan.
4.8. Permissible Distributions. In addition, all or any portion of a participant’s benefit under this Plan may be distributed in an amount sufficient to meet the participant’s needs as follows:
(a) Conflicts of Interest. To comply with a certificate of divestiture as defined in Code Section 1043(b)(2).
(b) Payment of Taxes. To pay Federal Insurance Contributions Act tax under Code Sections 3101, 3121(a) and 3121(v)(2) on amounts payable under this Plan and income tax at source on wages under Code Section 3401 or applicable state, local or foreign tax laws based on the FICA amount.
(c) Plan Termination. To provide an accelerated payment of the participant’s benefit under this Plan upon the termination of this Plan in accordance with Code Section 409A.
ARTICLE V
Administration
5.1. Committee. The Committee has responsibility for general administration of the Plan.
(a) Authority. The Committee has the duty and power to:
(i) Construction. Exercise discretionary authority to construe and interpret the Plan and decide all questions of eligibility for participation and benefits;
(ii) Procedures. Prescribe procedures and forms for the payment of benefits; and
(iii) Benefit Authorization. Determine entitlement to and the amount of benefits and authorize benefit payments.
(b) Procedure and Action. The Committee may elect one of its members as chairperson and may designate a secretary. The Committee must keep a brief record of all meetings. Any delegation of duties by the Committee must state the scope of the delegation with reasonable specificity. The Committee acts by a majority of its members, either by vote at a meeting or by signature to a writing. Action by the Committee must be evidenced by written and duly executed instrument.

(c) Finality. Except as provided in subsection (d), the decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan is final and conclusive and binding on all persons having any interest in the Plan.
(d) Post-Change in Control. After a Change in Control (as defined in a Change in Control Agreement affecting a participant) or during any period of time in anticipation of a Change in Control:
(i) Interpretation. The Committee’s construction and interpretation of the Plan and its decisions regarding eligibility for benefits with respect to the affected participant must be reasonable and consistent with the spirit and intent of the Plan; and
(ii) Standard. The decisions of the Committee with respect to the affected participant are subject to de novo review.
5.2. Limitation of Liability and Indemnification. As a condition of participation in the Plan, each participant agrees that neither the Employers’ officers and agents, the Committee, the Board of Directors, nor their individual members shall in any way be subject to any suit, litigation, or legal liability for any cause or reason in connection with the Plan or its operation, and each participant releases the Employers’ officers and agents, the Committee, the Board of Directors and their individual members from any and all such liability or obligation. The Board of Directors, the Committee and their respective individual members shall not be liable for any act, omission, determination, construction, or communication made by that individual or any other party. Each shall be indemnified by Kaydon Corporation against any and all liabilities arising by reason of any act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim of liability.
ARTICLE VI
Amendment and Termination of Plan
6.1. Amendment or Termination. The Board of Directors of Kaydon Corporation may amend or terminate the Plan at any time and the Board of Directors of each Employer may amend or terminate the Plan as to that Employer at any time. Except as explicitly limited, no individual has any right to continuation of the Plan, to continued participation in the Plan, or to continued accrual under the Plan.
(a) Limitation. No amendment or termination may, without the consent of the participant, modify Section 4.4(c)(ii) or 5.1(d) of this Plan or retroactively decrease the vested Accrued Benefit of a participant:
(i) Regular Vesting. Who completed ten (10) Years of Credited Service (without regard to any Additional Credit provided under Section 2.18(a) or any Discretionary Credit provided under Section 2.18(b)) or ten (10) Years of Vesting Service and attained age 55 while (or prior to becoming) an Active Participant and prior to the amendment or termination;

(ii) Age Vesting. Who attained age 65 while (or prior to becoming) an Active Participant and prior to the amendment or termination; or
(iii) Change in Control. Upon or after the occurrence of a Change in Control or in anticipation of a Change in Control, if the participant is at that time a party to an effective Change in Control Agreement.
(b) Benefits, Rights and Features. No amendment or termination upon or after the occurrence of a Change in Control or in anticipation of a Change in Control may, without the consent of the participant, adversely affect the benefits, rights or features of this Plan (determined in accordance with Section 411(d) of the Code and applicable regulations) at the time of the Change in Control (or the action in anticipation of a Change in Control) with respect to a participant who is at that time:
(i) Change in Control. A party to an effective Change in Control Agreement; and
(ii) This Plan. An Active Participant in this Plan.
(c) Automatic. Subject to subsections (a) and (b), above, any freeze of benefit accrual or termination of the Kaydon Corporation Retirement Plan shall automatically effect a freeze or termination of this Plan, as the case may be. Distribution at termination may not occur, however, except to the extent permitted by Section 409A.
6.2. Change in Control Agreement. Subject to the limitations of Section 3.8, this Plan may also be amended as to a participant by an effective Change in Control Agreement or other written document which explicitly amends this Plan and which is signed by the participant and authorized representatives of Kaydon Corporation or the participant’s Employer. Notwithstanding that general rule, the Change in Control Agreement may not amend this Plan in a manner that causes this Plan to violate Section 409A of the Code in form or operation.
ARTICLE VII
Miscellaneous
7.1. Nonassignability. Benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, or levy (Assignment), before actual receipt, by creditors of the participant or the participant’s beneficiary. Any assignment which violates this section is void. The right to receive a benefit is not an asset for insolvency or bankruptcy.
7.2. Employment Rights Not Enlarged. The Plan does not create any employment rights or restrict an Employer’s right to discharge an employee.
7.3. Participants’ Rights Limited. The Plan does not give any participant or beneficiary: any interest in any Employer’s assets, business or affairs; the right to question any Employer action or policy; or the right to examine Employer books and records. The rights of all participants are limited to the right to receive payment of benefits when due. The Employer’s obligation under the Plan is simply an unfunded and unsecured promise to pay money in the future and its assets remain the general, unpledged and unrestricted assets of the Employer. Notwithstanding these limits and any other provision of this Plan, the Employer shall not be a party to any merger, consolidation, or reorganization unless its obligations under this Plan are expressly assumed by its successor. This Plan shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer and each participant.

7.4. Interpretation and Construction. The use of the singular includes the plural where applicable, and vice versa. The headings in the Plan do not limit or extend the provisions of the Plan. Capitalized terms, except where capitalized solely for grammar, have the meanings as provided in the Plan. If a provision is unenforceable in a legal proceeding, the provision is severed only for that proceeding.
7.5. Governing Law. The Plan is governed by the applicable laws of the United States of America (including the Code, ERISA, securities law, labor law, age discrimination law, and civil rights law) and, to the extent not preempted, by the laws of Michigan.
7.6. Arbitration. Any claim which cannot be resolved under this Plan shall be submitted to arbitration.
(a) Rules. The arbitration shall be conducted by the American Arbitration Association under its commercial arbitration rules within the county where the Employer maintains its registered office.
(b) Award. The Arbitrator’s decision shall be embodied in an award which shall be final and binding on the parties. In making an award, the arbitrator may include any remedy contemplated by this Agreement and shall allocate the fees and expenses of the arbitration.

KAYDON CORPORATION and
KAYDON RING & SEAL, INC.

By	/s/ James O’Leary James O’Leary, President and Chief Executive Officer, Kaydon Corporation Vice-President, Kaydon Ring & Seal, Inc.

And	/s/ Debra Crane Debra Crane, Secretary of Kaydon Ring & Seal, Inc. Secretary, Kaydon Corporation

APPENDIX A
OTHER EMPLOYERS
Kaydon Ring & Seal, Inc.

APPENDIX B
ACTIVE PARTICIPANTS

Effective Date of
		Effective Date of	Cessation of
Name	Employer	Active Participation	Active Participation

Arthur Ridler	Kaydon Ring & Seal, Inc.	January 1, 1994
James O’Leary	Kaydon Corporation	March 26, 2007

APPENDIX C
ADDITIONAL CREDIT UNDER SECTION 2.18(A)

Effective Date of
Eligibility for
Additional Credit
Name	Employer	Under Section 2.19(a)

James O’Leary	Kaydon Corporation	March 26, 2007 (1)

(1)	For each day of actual Credited Service on and after March 26, 2007, one additional day of Credited Service (subject to the Plan’s maximum of 30 Years of Credited Service), per the terms of Appendix F and Mr. O’Leary’s Employment Agreement effective March 26, 2007.

APPENDIX D
DISCRETIONARY CREDIT UNDER SECTION 2.18(B)

Effective Date of
Eligibility for Additional Credit
Name	Employer	Under Section 2.19(b) Amount of Credit	Amount of Credit

James O’Leary	Kaydon Corporation	March 26, 2007	10 Years (1)

(1)	Subject to the Plan’s maximum of 30 Years of Credited Service, per the terms of Appendix F and Mr. O’Leary’s Employment Agreement effective March 26, 2007.

APPENDIX E
ACTUARIAL FACTORS
1. Time of Payment Actuarial Equivalence. Actuarially reduced from age 62 based on:
(a) Interest Rate. 7.5%
(b) Mortality. 1983 Group Annuity Mortality (GAM) with annuity values based on 75% male and 25% female mortality.
2. Form of Payment Actuarial Equivalence.
(a) Interest Rate. 7.5%
(b) Mortality. 1983 Group Annuity Mortality (GAM) with annuity values based on 75% male and 25% female mortality.
(c) Lump Sum Override. For purposes of determining lump sum actuarial equivalence under this Plan, the interest rate, mortality and other factors applicable for purposes of determining lump sum actuarial equivalence under the Kaydon Corporation Retirement Plan from time to time and, to the extent not addressed by that Plan, the applicable mortality table and applicable interest rate as described in Code Section 417(e)(3) shall be used instead of the interest rate and mortality factors provided in this Appendix E.
3. Other. For any other purpose for which Actuarial Equivalence is specified:
(a) Interest Rate. 7.5%
(b) Mortality. 1983 Group Annuity Mortality (GAM) with annuity values based on 75% male and 25% female mortality.

APPENDIX F
SPECIAL RULES APPLICABLE TO MR. O’LEARY
Notwithstanding the corresponding limiting provisions of this Plan:
1 Eligibility. Mr. O’Leary is eligible for benefits under the Plan on March 26, 2007 and, for all purposes of the Plan, is deemed to be sixty-five (65) years of age on that date and each succeeding date until he is actually sixty-five (65) years of age. He shall remain a participant in the Plan during the Term of his employment.
2 Vesting. Mr. O’Leary is 100% vested under the Plan on March 26, 2007, regardless of whether he is vested under the Retirement Plan.
3 Lump Sum. Mr. O’Leary is entitled to a lump sum payment from the Plan upon his Separation from Service within two years following a Change in Control (as defined in Section 6 of this Appendix F), in cash, payable thirty (30) days following his Separation from Service (or later, if required by Section 4.1(d) of the Plan).
4 Additional Credit. Mr. O’Leary is credited with ten (10) years of additional Credited Service on March 26, 2007 and, thereafter, each day of his actual Credited Service shall entitle him to one (1) day of additional Credited Service, subject to a maximum of thirty (30) years of Credited Service.
5 Appendix C. Mr. O’Leary is deemed to be a person identified in Appendix C as eligible for additional Credited Service.
6 Definition of Change in Control. For the purposes of this Appendix F, “Change in Control” means any one of the following (capitalized terms set forth in this definition shall have the meanings assigned to them in Mr. O’Leary’s Employment Agreement effective March 26, 2007):
A. The failure of the Continuing Directors within any 12-month period to constitute at least a majority of the members of the Board of Directors;
B. The acquisition by any Person or Persons Acting as a Group of beneficial ownership (within the meaning of Rule 13d-3 issued under the Act) of the Company’s stock representing more than 50% of the total fair market value or total voting power of the Company’s outstanding stock;
C. The date any Person or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) stock of the Company possessing 30% or more of the total voting power of the Company’s outstanding stock; or
D. The date any Person or Persons Acting as Group (other than a Permitted Successor) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) substantially all of the assets of the Company.

For purposes of this definition, “Permitted Successor” means any one of the following:
i.	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock in the Company;

ii.	A Subsidiary;

iii.	A Person or Persons Acting as a Group that owns, directly, or indirectly 50% or more of the total value or voting power of all of the Company’s outstanding stock; or

iv.	Any entity, at least 50% of the total value or voting power of which is owned, directly or indirectly by a Person or Persons Acting as a Group described in paragraph C above.
For purposes of this definition, “Continuing Directors” means those individuals constituting the Board as of the effective date of this Plan and any subsequent directors whose election or nomination for election by the Company’s stockholders was approved by a vote of two thirds of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as the term is used in Rule 14a-11 of Regulation 14A issued under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.